Exhibit 99.1

For Immediate Release

date: Dec. 7, 2005

contact:

Media
Nick Gold
Director - Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

Financial
Steve Cave
Director - Investor Relations
404 584 3801 (office)
678 642 4258 (cellular)
scave@aglresources.com

AGL RESOURCES CHAIRMAN, PRESIDENT AND CEO
PAULA ROSPUT REYNOLDS WILL RESIGN
TO BECOME PRESIDENT AND CEO OF SAFECO
DIRECTOR D. RAYMOND RIDDLE
NAMED INTERIM CHAIRMAN AND CEO

ATLANTA - (Business Wire) - Dec. 7, 2005 - The AGL Resources (NYSE: ATG) board of directors today announced that Paula Rosput Reynolds, chairman, president and chief executive officer, will resign effective Jan. 1, 2006 to become president and CEO of Safeco Corporation, the Seattle-based property and casualty insurance company. D. Raymond Riddle, director and former chairman, will step in as interim chairman and CEO while the board conducts a search for a replacement.

“We have named a search committee headed by our director, Tom Bell,” said Riddle. “We will conduct a quick and diligent search to name a successor in the first quarter of 2006.

“We wish Paula the best as she expands her horizons in a new industry and joins her husband on the West Coast,” added Riddle. “Her constant drive and business acumen are certain to bring outstanding results at Safeco. Paula’s record at AGL Resources in building a strong management team and delivering year in and year out superior results for shareholders and customers speaks for itself. Her relentless quest for excellence has set the stage for sustained value and growth.”

Former chairman of AGL Resources from 2000 to 2002 and a director since 1978, Riddle culminated a 34-year banking career as president and CEO of Wachovia Bank of Georgia before serving as chairman and CEO of National Service Industries, Inc. (NSI) from 1994 to 1996. He is a member of the boards of directors of Atlantic American Corporation, AMC, Inc. and Equifax.

“We have had a great run, expanding AGL from a regional gas utility to a multi-state, integrated energy company,” said Reynolds. “But the real story here is we have a world-class board and management team that are disciplined and tested. This combination will continue to execute on our vision to be the premier natural gas company in the eastern United States.”

Reynolds was named president and CEO of AGL Resources in August 2000 and elected chairman of the board in February 2002. She joined the company as president and chief operating officer of AGL Resources’ Atlanta-based utility, Atlanta Gas Light, in 1998. Her prior work experience included executive positions in Houston and San Francisco.

Reynolds and her family will relocate to Seattle, where her husband, Stephen P. Reynolds is chairman, president and CEO of Puget Energy.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

About Safeco
Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "future," "indicate," "intend," "may," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies on rates and other matters, financial market conditions and general economic conditions, impacts of changes in weather upon the temperature-sensitive portions of the business, and other factors which are listed in greater detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.